Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS Q3-2015 FINANCIAL RESULTS

AND PROVIDE A BUSINESS UPDATE

Friday, November 13, 2015

11:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s third quarter 2015 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we will hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Lisa Sundstrom, SANUWAVE’s Interim Chief Financial Officer, please go ahead.

Lisa Sundstrom

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

Yesterday afternoon, SANUWAVE announced an update of our activities during the quarter as well as our third quarter 2015 financial results and filed our Quarterly Report on Form 10-Q with the SEC. If you have not received the news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, November 13, 2015. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Thanks Lisa. Good morning everyone and thank you for joining us.

The third quarter has been a busy and productive quarter for Sanuwave. We revealed our top line data in early October and continue to analyze the information. We currently feel that we are in a very good position to successfully submit our data to the FDA for approval.

We expanded our patent portfolio and have seen a strong level of inbound interest in commercializing our patent portfolio.

Finally, you are all well aware we are focused on balancing our time and funds on initiatives that can create significant shareholder value in the near term and longer term. We will conclude the call today with Q&A, but prior to that we will list our objectives for the next 90 days.

With that let me turn it over to Lisa to review our Q3-2015 results.

Lisa Sundstrom

Thank you, Kevin.

Revenues for the third quarter of 2015 were $144,000, a decrease of $84,000, or 37%, from the prior year. Revenues for the nine months ended September 30, 2015 were $594,000, a decrease of $17,000 or 3% from the prior year. Our revenues result primarily from sales in Europe, Asia and Asia/Pacific of our orthoPACE and dermaPACE devices and related applicators. The decrease in revenues for 2015 is mainly due to the impact of the changes in foreign currency rates primarily for sales in Euros as there are higher sales of devices and applicators in 2015.

Research and development expenses for the third quarter of 2015 were $569,000, a decrease of $139,000, or 20%, from the prior year. These expenses decreased $826,000, or 33%, to $1.7 million for the nine months ended September 30, 2015. The decrease in 2015 is a result of lower costs for clinical sites participating in the dermaPACE clinical study as there were fewer active patients in the clinical study as compared to the prior year.

General and administrative expenses for the third quarter of 2015 were $779,000, a decrease of $1,000 from the prior year. These expenses were $2.0 million, a decrease of $793,000, or 29%, for the nine months ended September 30, 2015. The decrease for 2015 was primarily due to higher consulting expenses in 2014 related to the capital raises completed in March of last year. This decrease is partially offset by increased legal fees in 2015 related to employee matters and patent filings.

Net loss for the third quarter of 2015 was $1.0 million, or ($0.02) per share, compared with a net loss of $1.5 million, or ($0.03) per share in 2014, a decrease in the net loss of $500,000, or 31%. Net loss for the nine months ended September 30, 2015 was $3.7 million, or ($0.06) per share, compared with a net loss of $5.8 million, or ($0.12) per share in 2014, a decrease in net loss of $2.1 million, or 36%. The reduction in the net loss for 2015 was a result of the reduced operating expenses in 2015 which I just discussed and lower interest expense in 2015 related to promissory notes that were issued and outstanding during 2014.

Looking at cash flows, as of September 30, 2015, we had cash on hand of $625,000, compared with $3.6 million at December 31, 2014. Net cash used by operating activities was $3.0 million for the first nine months of 2015, compared with $5.5 million for 2014. The decrease for 2015 in cash used for operations was primarily due to lower operating expenses in 2015 and the reduction of accounts payable and accrued expenses in 2014.

We continue to project that our cash burn-rate from operations will be approximately $250,000 to $300,000 per month in 2015 during the analysis phase of the dermaPACE clinical trial.

Now, let me turn the call back to Kevin Richardson for a business review.

Kevin Richardson

Thank you, Lisa. I will have each of the senior members of the management team discuss their respective areas so now we’ll have Pete Stegagno, our Vice President of Operations and Regulatory Affairs, walk you through the status of the dermaPACE clinical trial.

Pete Stegagno

Thank you Kevin and good day everyone. Last month we reported preliminary top-line data in the supplemental clinical trial for dermaPACE in the treatment of diabetic foot ulcers (DFUs). Using the Bayesian statistical analysis, we are pleased to have achieved a high degree of efficacy at the 20 Week mark when analyzing wound closure rates between the active, dermaPACE arm and the Sham-control arm. As we have been reporting, we did not achieve successful closure rates between dermaPACE and Sham at the primary objective of 12 week. A key aspect of the current supplemental trial was that the framework for the statistical analysis is a Bayesian approach. We worked closely with FDA to develop the statistical plan. A substantial component of this work involved using Bayesian statistical principles to define the dermaPACE treatment benefit established in our previously conducted pivotal study. This statistical plan incorporated the prior positive information regarding complete wound closure after one treatment cycle to bear on the design of the supplemental clinical study. This also allowed us to enroll much fewer subjects in this trial than if it were conducted under a Frequentist statistical plan.

It is important to note that the recently concluded supplemental trial is just that, a supplemental trial. When we agreed to follow FDA’s recommendation back in 2011 to conduct follow-on studies, SANUWAVE considered various models for such a trial. We compared the pro’s and con’s of conducting another trial analyzed under Frequentist statistics vs. an analysis under a Bayesian design. We had the advantage of having the results of the just-completed 206 subject trial. We were confronted with two options: conducting another Frequentist design trial with an estimated subject enrollment of more than 300 subjects or conducting a Bayesian design trial with a subject enrollment of half that of a Frequentist design. The benefits of a Bayesian design were obvious in regard to reduced subject enrollment. However, the drawback is that the reduced subject population did not allow it to be sufficiently powered as a stand-alone trial. This is where we are now.

When we reported last month, we did not have the full complement of information at hand. Over the course of the month of October, we began to receive the processed information that now helps us to begin analyzing in detail the patient response to the treatment protocol and to analyze in detail the patient population in terms of demographics and disease state. We have now begun to process this new stream of information in order to better understand the details of the subjects enrolled in this supplemental trial. Such analysis entails looking for trends or results that may be attributed to demographics, wound state at the time of treatment, the subjects’ vital signs and disease state at the time of treatment, subject compliance to protocol, site compliance to treatment protocol, site-to-site variations, and many other subtleties that can help to gain a better insight into the trial conduct and patient population. As we did in the first trial, we will be performing protocol compliance analyses and sub-group analyses to determine if there are sub-populations who responded differently to the active dermaPACE treatment as compared to the Sham control subjects.

SANUWAVE has previously reported that in June of this year, we met with FDA to discuss proposals for additional analyses of the trial data beyond complete closure at 12 weeks. SANUWAVE was aware at the time that success would not be achieved at 12 Weeks based upon interim analyses of the Data Monitoring Committee. SANUWAVE presented these facts to FDA. The FDA stated they were on-board with our plan to analyze additional secondary objectives, but that we should maintain the prospectively defined primary endpoint of complete closure at 12 weeks. They also stated that they will review a PMA submission and make a final decision on approvability taking into account the totality of the results, looking at primary and secondary endpoint analyses as well as sub-group analyses. Importantly, all efficacy data will be reviewed in the context of the benefit and risk profile.

Our plan for the immediate future is to continue to breakdown all data and identify further sub-group analyses. Once we’ve run these analyses we’ll finalize our PMA submission strategy with the intent to file in Q1 2016. To summarize: We have statistical significance when analyzing wound closure rates at 20 weeks on a composite basis and under Bayesian design. The trials show that DFU wounds positively respond to dermaPACE treatment in regard to wound area reduction and accelerated area reduction. Rates of infection are lower in subjects treated by dermaPACE. Amputation rates of the target ulcer are lower in subjects treated by dermaPACE. The device’s safety performance has shown across two trials that the device is well tolerated by patients and does not pose a safety risk. We are continuing to analyze many secondary objectives and sub-groups. With this in mind, SANUWAVE believes that a strong and compelling case can be presented to FDA demonstrating that dermaPACE is a valid modality to be used in the continuum of available treatments for diabetic foot ulcers.

Kevin.

Kevin Richardson

Thank you, Pete.

Next, we want to update you on recent developments on medical and non-medical uses of our patented technology. Let me turn it over to Iulian Cioanta, our head of research and development.

Iulian Cioanta

Thank you Kevin and good morning everyone.

The results of our tests from the Center for Biofilm Engineering from Montana State University on Staph aureus and on Pseudomonas biofilms were presented at The American Society for Microbiology Conference on Biofilms, held in Chicago October 24-29, 2015. These results showed a biofilm log reduction in between 3 and 4, which translates in 99.9% to 99.99% reduction/removal of the biofilm, which raised a lot of interest from the participants, and now we are in the process of following these leads that could turn in future research collaborations. Also, we are ready to perform at the Center for Biofilm Engineering from Montana State University new studies on biofilms related to specific applications and we are expecting to have the first preliminary results by the end of this year.

Our work at University of Georgia is focused on bacterial killing in any type of medium. We are now starting using new and more sensitive methods to determine the bacterial killing. Also, SANUWAVE is in the process of refining our blood sterilization fixture to third design iteration that will be ready for testing by the end of the year.

We continued to expand our patent portfolio regarding shock wave technology. We recently received U.S. Pat. No. 9,095,632 related to the use of shock waves for elimination of biological contaminants in animal meat and for its tenderization in a much more cost efficient way. Shock waves are applied to sealed animal meat in vacuum bags and the cleaning and tenderization can be done manually or via a controller actuated by a computer.

We also received U.S. Pat. No. 9,119,888 related to the use of shock waves to clean and sterilize harvested human or animal tissues for human implantation to reduce or avoid the use of chemicals or irradiation, which is the current standard. Furthermore, the patent describes manual and automatic methods that can be used to clean both soft and hard tissue harvested for implantation. These two new patents extend the reach of SANUWAVE’s shock wave technology into new fields, which fits with the need of our modern society for novel approaches that can improve efficiency, cost and in the same time be environmentally friendly.

Kevin.

Kevin Richardson

Thank you, Iulian

Lisa will summarize the progress we’ve made internationally. Let me turn it over to Lisa.

Lisa Sundstrom

Our international sales have continued to expand with an increase of 14% in device sales through nine months in 2015, as compared to the same time period in 2014. This was due to sales of our orthoPACE device in Italy, which has always been a key market in the use of our technology for treating tendonopothies such as for knee and shoulder pain, and sales of our orthoPACE device in South Korea.

In South Korea, in conjunction with our exclusive distributor, we continue to work with the regulatory authority for device approval for our dermaPACE device with a decision expected before the end of Q42015. Our distributor already has approval for our orthopedic device, the orthoPACE.

We will continue to provide updates as these efforts continue to progress.

Kevin.

Kevin Richardson

Thank you, Lisa.

As you just heard the third quarter had many accomplishments of which we are proud, but we must now look forward to what we have to expect in the near term.

First, we will begin the submission process with our PMA to the FDA.

Second, we will either have completed a JV, partnership, or sale of the wound product or concluded a capital raise to complete the FDA submission successfully and begin the commercialization of the product. We are very excited about bringing a unique, novel cost effective and patient friendly product to a market that sorely needs innovation. As we have stated before when the product is approved we think adoption will be quick because the patient will benefit from the convenience and ease of application and the fact there is no surgery. The physician benefits because he will make more money on his time spent on treatment. Finally, payors will benefit as the pricing is much more competitive then currently available offerrings in the advanced wound care space.

Finally, as I mentioned, in the next ninety days we are hoping that we will be in a position to announce a JV or partnership in the non-medical space.

I will stop here and we are happy to answer any questions that you may have.

I will now open up the call for your questions. Operator….

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson